                                                                    Exhibit 99.3

                             STOCK OPTION AGREEMENT

                FOR NON-INCENTIVE STOCK OPTIONS PURSUANT TO THE

                             FIRSTFED BANCORP, INC.
                      1995 STOCK OPTION AND INCENTIVE PLAN

     STOCK OPTION for a total of __________ shares of Common Stock, par value $.01 per share, of FirstFed Bancorp, Inc. (the "Company") is hereby granted to _____________ (the "Optionee") at the price set forth herein, and in all respects subject to the terms, definitions and provisions of the FirstFed Bancorp, Inc. 1995 Stock Option and Incentive Plan (the "Plan") which has been adopted by the Company and which is incorporated by reference herein, receipt of which is hereby acknowledged. Such Stock Options do not comply with Options
                                                         ---
 granted under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code").

     1.  Option Price.  The option price is $__________ for each share, being
         ------------
 100% of the fair market value, as determined by the Committee, of the Common Stock on the date of grant of this Option.

     2.  Exercise of Option.  This Option shall be exercisable in accordance
         ------------------
 with provisions of the Plan as follows:

     (i)  Exercisability.  Each Option shall be fully (100%) exercisable
          --------------
 immediately upon the date of its grant.

     (ii)  Method of Exercise.  This Option shall be exercisable by a written
           ------------------
 notice which shall:

     (a) state the election to exercise the Option, the number of shares with respect to which it is being exercised, the person in whose name the stock certificate or certificates for such shares of Common Stock is to be registered, his address and Social Security Number (or if more than one, the names, addresses and Social Security Numbers of such persons);

     (b) contain such representations and agreements as to the holders' investment intent with respect to such shares of Common Stock as may be satisfactory to the Company's counsel;

     (c) be signed by the person or persons entitled to exercise the Option and, if the Option is being exercised by any person or persons other than the Optionee, be accompanied by proof, satisfactory to counsel for the Company, of the right of such person or persons to exercise the Option; and

     (d) be in writing and delivered in person or by certified mail to the Treasurer of the Company.

     Payment of the purchase price of any shares with respect to which the Option is being exercised shall be by cash, Common Stock, or such combination of cash and Common Stock as the Optionee elects. The certificate or certificates for shares of Common Stock as to which the Option shall be exercised shall be registered in the name of the person or persons exercising the Option.
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     (iii)  Restrictions on exercise.  The Option may not be exercised if the
            ------------------------
 issuance of the shares upon such exercise would constitute a violation of any applicable federal or state securities or other law or valid regulation. As a condition to his exercise of this Option, the Company may require the person exercising this Option to make any representation and warranty to the Company as may be required by any applicable law or regulation.

     3.     Withholding.  The Optionee hereby agrees that the exercise of the
            -----------
 Option or any installment thereof will not be effective, and no shares will become transferable to the Optionee, until the Optionee makes appropriate arrangements with the Company for such tax withholding as may be required of the Company under federal, state, or local law on account of such exercise.

     4.     Non-transferability of Option.  This Option may not be transferred
            -----------------------------
 in any manner otherwise than by will or the laws of descent or distribution. Notwithstanding the foregoing, to the extent permissible under Rule 16b-3 of the Securities Exchange Act of 1934, as amended, this Option may be transferred to the Optionee's spouse, lineal ascendants, lineal descendants, or to a duly established trust, provided that such transferee shall be permitted to exercise this Option subject to the same terms and conditions applicable to the Optionee. The terms of this Option shall be binding upon the executors, administrators, heirs, successors and assigns of the Optionee.

     5.  Term of Option.  This Option may not be exercisable for more than ten
         --------------
 years from the date of grant of this Option, as set forth below, and may be exercised during such term only in accordance with the Plan and the terms of this Option.

                                      FIRSTFED BANCORP, INC.
                                      1995 STOCK OPTION AND INCENTIVE
                                      PLAN COMMITTEE


                                      By__________________________________
- ---------------------------
 Date of Grant
                                      Attest__________________________(Seal)

                    NON-INCENTIVE STOCK OPTION EXERCISE FORM

                                PURSUANT TO THE

                             FIRSTFED BANCORP, INC.
                      1995 STOCK OPTION AND INCENTIVE PLAN


                                                  ------------------------------
                                                  Date



 Treasurer
 FirstFed Bancorp, Inc.
 1630 Fourth Avenue, North
 Bessemer, Alabama  35020-5711

     Re:    FirstFed Bancorp, Inc.
            1995 Stock Option and Incentive Plan
            ------------------------------------

 Dear Sir:
 ---------

     The undersigned elects to exercise his Non-Incentive Stock Option to purchase _________ shares, par value $.01 per share, of Common Stock of FirstFed Bancorp, Inc. under and pursuant to a Stock Option Agreement dated ________________, 199 .

     Delivered herewith is a certified or bank cashier's or tellers check and/or shares of Common Stock, valued at the fair market value of the stock on the date of exercise, as set forth below.

     $__________  of cash or check
      __________  ________ shares of Common Stock, valued at $________ per share
     $            Total
      ==========

     The name or names to be on the stock certificate or certificates and the address and Social Security Number of such person is as follows:

 Name___________________________________________________________________________

 Address________________________________________________________________________

 Social Security Number_________________________________________________________


                                      Very truly yours,


                                      _______________________________